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Exhibit 10.13

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of October 12, 2001, between Perficient, Inc. a Delaware corporation (the "Company"), and Jeffrey Davis ("Employee").

WITNESSETH:

        WHEREAS, Employee is currently employed by Vertecon, Inc. ("Vertecon");

        WHEREAS, Vertecon is merging with and into a wholly-owned subsidiary of the Company (the "Merger") pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 30, 2001, by and among the Company, Perficient Vertecon, Inc., Vertecon and certain shareholders of Vertecon (all capitalized terms used herein and not specifically defined herein shall have the respective meanings ascribed to them in the Merger Agreement); and

        WHEREAS, the Company desires that Employee be employed by it and render services to it, and Employee is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    EMPLOYMENT. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to be in the employ of the Company, for the period set forth in Paragraph 2 hereof, to render to the Company, its affiliates and/or subsidiaries the services described in Paragraph 3 hereof.

        2.    TERM. Employee's term of employment under this Agreement shall commence as of the Closing Date and continue until the two year anniversary of the Closing Date, unless extended in writing or earlier terminated pursuant to the terms and conditions set forth herein (the "Employment Term"). This Agreement shall terminate and be of no force or effect upon the termination of the Merger Agreement for any reason but shall otherwise be effective from the date hereof through the Employment Term (the "Agreement Term"). Either party may terminate this agreement without further liability if the Merger has not closed by March 31, 2002.

        3.    DUTIES.

                (a)    Employee shall serve as Chief Operating Officer of the Company at the discretion of the Board of Directors of the Company. Employee shall perform all duties and services incident to the position held by him. These duties shall include, but not be limited to, those duties and services typically performed by a Chief Operating Officer of a company in a business similar to that of the Company. Employee shall report directly to Chief Executive Officer or the President of the Company.

                (b)    Employee agrees to abide by all By-laws and policies of the Company promulgated from time to time by the Company.

        4.    EXCLUSIVE SERVICES AND BEST EFFORTS. Employee agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position.

        5.    COMPENSATION.

                (a)    As compensation for his services and covenants hereunder, during the Employment Term, Employee shall receive a salary ("Salary"), payable pursuant to the Company's normal payroll procedures in place from time to time, at the rate of $205,000 per annum, less all necessary and required federal, state and local payroll deductions. Employee shall be entitled to receive salary increases as may be determined from time to time by the Board of Directors of the Company.

                (b)    As compensation for his services and covenants hereunder, during the Employment Term, Employee shall be entitled to bonus payments as follows:

                        (i)    Employee shall be entitled to a signing bonus equal to $15,625, less all necessary and required federal, state and local payroll deductions, to be paid on January 1, 2002. If the Merger Agreement is terminated for any reason and the Closing of the Merger does not occur, Employee will repay such signing bonus to the Company within 14 days of the notice by the Company to the Employee that the Merger Agreement has been terminated. The Company may enforce this claim against the Employee regardless of the reason for the termination of the Merger Agreement.

                        (ii)    The parties hereto acknowledge that as of June 30, 2001, Employee has accrued from Vertecon a $28,000 bonus for the first two quarters of 2001 ("2001 Accrued Bonus"). Employee agrees that in satisfaction of his 2001 Accrued Bonus, Employee shall be granted, under the Company's 1999 Stock Option/Stock Issuance Plan, a non-qualified option to purchase such number of shares of the Company's common stock at such an exercise price (each to be determined by the Company) so that the difference between the fair market value of the shares for which the option is exercisable (equal to the closing price of the Company's common stock on the Nasdaq SmallCap Market on the grant date) and the exercise price is equal to $28,000. The option shall vest on September 30, 2002 if Employee is an employee of, or consultant to, the Company on September 30, 2002. Employee explicitly waives, as of the Closing Date, the right to receive any accrued bonuses or other consideration based on his employment with Vertecon in consideration of the payments received pursuant to this paragraph (b)(ii).

                        (iii)    For fiscal year 2002, and each year thereafter, Employee shall be entitled to receive a bonus equal to up to thirty percent (30%) of his Salary, less all necessary and required federal, state and local payroll deductions, to be paid on January 31st of the year following the year the bonus is accrued, the amount of which shall be approved by the President of the Company. The criteria for determining the amount of the Employee's fiscal year 2002 bonus, and the conditions to be satisfied for the receipt thereof, shall be agreed upon by the President of the Company and Employee at a later date.

                (c)    During the Employment Term, the Company agrees to pay Employee's monthly car lease payments of $735 per month (the "Car Payments") beginning within fourteen (14) days after the Closing Date. Payment will be made by the Company to Ford Motor Credit. Employee shall abide by the terms of the lease agreement with regard to proper maintenance, repairs and insurance and any sums not paid for under the lease agreement shall be paid by Employee. Employee agrees that if, at the end of the lease term, any charges or fees are assessed under the lease agreement against the Company based on the condition or use of the automobile during the lease term, Employee shall be fully responsible for such charges or fees. In the event Employee materially breaches the terms of this paragraph and the Company becomes responsible for damages, charges or fees as a result of such breach, the Company may offset against Employee's Salary or accrued bonus to the extent of such damages, charges or fees.

                (d)    During the Employment Term, the Company agrees to pay Employee's club fees or dues up to $350 per month.

                (e)    During the Employment Term, the Company agrees to pay for DSL service for Employee's home and for Employee's cellular telephone service.

                (f)    Employee shall be granted, as of September 30, 2001, a non-qualified option to purchase 110,810 shares of the Company's common stock under the Company's 1999 Stock Option/Stock Issuance Plan, exercisable at a per share price equal to the closing price of the Company's common stock on the Nasdaq SmallCap Market on the date of this agreement. The option will vest over a three-year period with 33.3% of the option becoming vested on the one-year anniversary of the grant date and 8.34% of the option becoming vested each quarter thereafter; provided that, Employee remains an employee of, or consultant to, the Company.

                (g)    During the Employment Term, the Company shall provide Employee with life insurance, naming Employee as the insured, in the amount of two times his Salary.

        6.    BUSINESS EXPENSES. Employee shall be reimbursed for, and entitled to, advances (subject to repayment to the Company if not actually incurred by Employee) with respect to those business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement in accordance with policies established from time to time by the Company.

        7.    EMPLOYEE BENEFITS.

                (a)    During the Employment Term, Employee shall be entitled to such insurance, disability and health and medical benefits and be entitled to participate in such retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; PROVIDED THAT Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.

                (b)    Employee shall be entitled to vacation in accordance with the Company's policy in effect for executive staff, which shall be taken at such time or times as shall be mutually agreed upon with the Company.

        8.    DEATH AND DISABILITY.

                (a)    This agreement shall terminate on the date of Employee's death, in which event Employee's Salary, reimbursable expenses and benefits owing to Employee through the date of Employee's death shall be paid to his estate. Except for the life insurance provided to Employee pursuant to subparagraph 5(g) of this Agreement, Employee's estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 8(a).

                (b)    This agreement shall terminate upon Employee's Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental disability or infirmity that prevents the material performance by Employee of his duties hereunder lasting for a continuous period of six months or longer. The reasoned and good faith judgment of the Company's Board of Directors as to Disability shall be based on such competent medical evidence as shall be presented to it by Employee or by any physician or group of physicians or other competent medical experts employed by Employee or the Company to advise the Company's Board of Directors. In case of such termination, Employee shall be entitled to receive his Salary, reimbursable expenses and benefits owing to Employee through the date of termination. In addition, the Company shall pay to Employee, for a period of six months from the date of Employee's termination, Employee's continuing Salary. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this subparagraph 8(b).

        9.    TERMINATION.

                (a)    The Company shall have the right, upon delivery of written notice to the Employee, to terminate the Employee's employment hereunder prior to the expiration of the Employment Term (i) pursuant to a Termination for Cause, or (ii) pursuant to a Without Cause Termination (all as defined below). The Employee shall have the right, upon delivery of written notice to the Company, to terminate his employment hereunder prior to the expiration of the Employment Term by providing the Company with not less than 30 days prior written notice. Either party may terminate this agreement without further liability if the Merger has not closed by March 31, 2002.

                (b)    In the event that the Company (or, prior to the Closing Date, Vertecon) terminates the Employee's employment pursuant to a Without Cause Termination or Employee is Constructively Discharged (as defined below), the Company shall make payments to the Employee in an amount equal to six months Salary, shall pay Employee his reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated, including, but not limited to, those benefits described in paragraphs 5(b)(i) and (ii) of this Agreement and shall continue to provide to

Employee those benefits set forth in Paragraphs 7(a) for a period of 12 months following such termination (except to the extent that Employee accepts alternative employment which provides equivalent or similar benefits or coverage). Employee shall also be entitled to all bonus payments that Employee accrued for targets that were in fact met and satisfied during the portion of the year that Employee was employed. Employee will not be entitled to any other compensation upon the termination of this Agreement pursuant to this subparagraph 9(b).

                (c)    In the event that the Company terminates the Employee's employment hereunder due to a Termination for Cause or the Employee terminates his employment with the Company, other than due to Constructive Discharge, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee his Salary, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated. Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 9(c).

                (d)    For purposes of this Agreement, the following terms have the following meanings:

                        (i)    The term "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Employee's employment by the Company attributed to (a) the repeated willful failure of Employee substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) that has not been cured reasonably promptly after a written demand for substantial performance is delivered to Employee by the Company's Board of Directors, which demand identifies the manner in which the Company's Board of Directors believes that Employee has not substantially performed his duties hereunder; (b) conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony; (c) Employee's engaging in conduct that is intentional or grossly negligent that results in material injury to the Company; or (d) the material breach by Employee of any written covenant or agreement with the Company under this Agreement or otherwise, including, but not limited to, an agreement not to disclose any information pertaining to the Company or not to compete with the Company, including (without limitation) the covenants and agreements contained in paragraph 10 hereof.

                        (ii)    The term "Without Cause Termination" means a termination of the Employee's employment by the Company other than due to (a) a Termination for Cause, (b) Disability, (c) the Employee's death, or (d) the expiration of this Agreement.

                        (iii)    The term "Constructively Discharged" means where Employee's job responsibilities have materially changed from the responsibilities described in paragraph 3(a) hereof and as carried out generally by the Employee for the six month period prior to the relevant time period such that Employee is no longer performing the duties and services incident to his position, including but not limited to any change in Employee's reporting relationships or any requirement that Employee relocate either his residence or the primary place of performance of his duties, or any materially adverse change in Employee's compensation plan, including Employee's bonus plan.

        10.  DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

                (a)    Employee acknowledges that he is bound by the terms of the Company's Confidentiality and Intellectual Property Agreement which is attached hereto as Exhibit A.

                (b)    Employee will not, during the Agreement Term, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or participate in any business that is competitive with the business of the Company. The ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a shareholder under this subparagraph 10(b) or constitute a breach of this subparagraph 10(b).

                (c)    Employee will not, during the Agreement Term and for a period of 24 months after Employee's termination of employment with the Company or with Vertecon if his employment is terminated prior to the Closing Date, directly or indirectly, work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who or which is or was competitive with the business of the Company. The ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a shareholder under this subparagraph 10(c) or constitute a breach of this subparagraph 10(c). This provision will be void in the event Employee is terminated Without Cause or Constructively Discharged by the Company or, prior to the Closing Date, Vertecon.

                (d)    Employee will not, during the Agreement Term and for a period of 24 months after Employee's termination of employment with the Company or with Vertecon if his employment is terminated prior to the Closing Date, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, (i) solicit for employment any person who is or was employed by the Company or any of its subsidiaries or affiliates during Employee's employment with the Company, or (ii) call on, solicit, or take away any person or entity who or which is or was a customer of the Company or any of its subsidiaries or affiliates.

                (e)    It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above in this Paragraph 10 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be. Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

                (f)    This Paragraph 10 and Paragraphs 11 and 12 hereof (and Paragraphs 13 through 17 hereof as they may apply to such Paragraphs) shall survive the expiration or termination of this Agreement for any reason.

        11.  COMPANY PROPERTY.

                (a)    Any patents, inventions, discoveries, applications or processes designed, devised, planned, applied, created, discovered or invented by Employee in the course of Employee's employment under this Agreement and which pertain to any aspect of the Company's or its subsidiaries' or affiliates' business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

                (b)    All Company records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession. Except as may be appropriate in connection with the performance of his duties and responsibilities, Employee will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any Company software, documents or other materials.

        12.  EQUITABLE RELIEF. In the event of any breach of this Agreement, the nonbreaching party shall be entitled to seek equitable relief by way of injunction or otherwise in addition to any damages which the nonbreaching party may be entitled to recover.

        13.  NOTICE. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the Employee at his address set forth on the signature page of this Agreement and to the Company at its address set forth on the signature page of this Agreement, Attention: John T. McDonald (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt), and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

        14.  INTERPRETATION; HEADINGS. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        15.  SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES. Neither this Agreement, nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "the Company" for the purpose hereof.

        16.  NO WAIVER BY ACTION. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

        17.  COUNTERPARTS; TEXAS GOVERNING LAW; AMENDMENTS; ENTIRE AGREEMENT. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Employee's employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of Texas (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein.

        [Signature page follows.]

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

PERFICIENT, INC.
By:	Name: John T. McDonald Title: Chief Executive Officer Address: Perficient, Inc. 7600-B N. Capital of Texas Highway Austin, Texas 78731
Jeffrey Davis, Individually Address:

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  Exhibit 10.13
EMPLOYMENT AGREEMENT
WITNESSETH